Exhibit 99.1

BIOLASE Announces Pricing of $8.5 Million Public Offering of Common Stock and Concurrent Private Placement of Convertible Preferred Stock

IRVINE, Calif.—October 24, 2019— BIOLASE, Inc. (Nasdaq: BIOL), the global leader in dental lasers, today announced the pricing of an underwritten public offering of 7,820,000 shares of its common stock at a price to the public of $0.5750 per share. In addition, BIOLASE has granted the underwriters a 30-day over-allotment option to purchase up to an additional 1,173,000 shares of common stock at the public offering price, less the underwriting discount.

The Benchmark Company, LLC and Dougherty & Company LLC are acting underwriters for the common stock offering.

BIOLASE also announced that investors affiliated with Jack W. Schuler and Oracle Investment Management, Inc. have agreed to purchase 69,565 unregistered shares of the Company’s convertible preferred stock at a price of $57.50 per share in a concurrent private placement. Each share of preferred stock is automatically convertible into 100 shares of common stock at a conversion price equal to $0.5750 per share, subject to customary anti-dilution adjustments, at such time as BIOLASE increases the amount of its authorized common stock to permit the full conversion.

The common stock offering and concurrent private placement are each expected to close on October 29, 2019. The closing of the common stock offering is contingent upon the completion of the concurrent private placement, and the closing of the concurrent private placement is contingent upon the completion of the common stock offering.

At the closings, BIOLASE will receive approximately $4.2 million in net proceeds from the common stock offering (or approximately $4.8 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount, and approximately $4.0 million in gross proceeds from the concurrent private placement, resulting in total net proceeds from the offering and private placement of approximately $8.2 million (or approximately $8.8 million if the underwriters exercise their over-allotment option in full), before transaction costs. BIOLASE intends to use the net proceeds for working capital, including new product development, launch and subsequent scale-ups, as well as other general corporate purposes.

Following the closing of the private placement, BIOLASE will be required to submit to a stockholder vote a charter amendment increasing the number of its authorized shares of common stock in order to permit the full conversion of the convertible preferred stock and satisfy Nasdaq requirements with respect to the issuance of BIOLASE common stock upon conversion of the convertible preferred stock. BIOLASE expects this item of business to be on the agenda for BIOLASE’s 2020 annual meeting of stockholders. The conversion of the preferred stock will occur automatically upon receipt of such stockholder approval and the filing of the related charter amendment with the Secretary of State of the State of Delaware. In addition, BIOLASE agreed to use commercially reasonable efforts to file, within 30 days following receipt of the stockholder approval, a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) to register the resale of the shares of common stock underlying the convertible preferred stock.

A registration statement on Form S-1 (File No. 333-233629) relating to the public offering of common stock described above was filed with the SEC and was declared effective on October 24, 2019. The common stock offering is being made only by means of the prospectus forming part of the effective registration statement. A preliminary prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus and, when available, the final prospectus may be obtained from The Benchmark Company, LLC by calling toll-free 1-800-328-4000 or Dougherty & Company LLC by calling toll-free 1-800-207-7455, or at the SEC’s website at www.sec.gov.

A summary of the terms of the convertible preferred stock is set forth in the prospectus relating to the public offering of common stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that is a global market leader in the manufacturing and marketing of proprietary dental laser systems that enable dentists and dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and surgical applications. BIOLASE’s laser systems are designed to provide clinically superior, patient-friendly results for many types of common dental procedures compared to those achieved with traditional instruments. BIOLASE has sold 38,900 laser systems to date in over 90 countries around the world. BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the anticipated closings of the common stock offering and concurrent private placement and the use of proceeds therefrom. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, delays in satisfying or failure to satisfy closing conditions for the common stock offering and concurrent private placement, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual reports filed on Form 10-K with the SEC. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver, Executive Vice President and Chief Financial Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com